TRUSTCO	Exhibit 99.1
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ – TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Announces Appointment of Dennis
De Gennaro to Board of Directors

Glenville, New York – August 18, 2009

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that the Board of Directors of TrustCo appointed Dennis A. De Gennaro as a new director of the Company. Mr. De Gennaro  was also appointed to the audit, compensation and nominating and corporate governance  committees of the Board.  Mr. De Gennaro is President and Chief Executive Officer of Camelot Associates Corp., a developer of residential housing and light commercial properties in the Capital District that he founded in 1967.

Chairman, President and Chief Executive Officer Robert J. McCormick noted, "I am pleased to welcome Mr. De Gennaro to the TrustCo Board.  His extensive experience in the real estate and housing markets in the Capital District will be invaluable to us as we continue to grow our business.”

TrustCo was recently named the fourth best performing bank in America of all banks with $2 to $10 billion in assets by US Banker magazine.  In its August 2009 edition the article “Best of the Bunch” discusses the difficult conditions facing banks during 2008, noting that the top performing banks on the list managed to deliver solid returns on equity partly by avoiding the land mines that hurt so many financial institutions.

TrustCo Bank Corp NY is a $3.6 billion bank holding company and through its subsidiary, Trustco Bank, operates 129 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in national and local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Additional discussion of risks can be found in the Company’s annual reports, Form 10-K and Form 10-Q filings.